Exhibit 10.1

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE. SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAW. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

GRID PROMISSORY NOTE

Principal Amount: Up to $5,000,000.00	Issuance Date: September 11, 2026 Maturity Date: September 11, 2027

FOR VALUE RECEIVED, on demand as permitted herein, Realbotix, LLC, a Delaware limited liability company (the "Borrower" or the “Company”) whose business address is 40 Temperance St, Suite 3200, Toronto, ON M5H 0B4, promises to pay to the order of Onconetix, Inc., a Delaware corporation (the "Lender"), at its offices 1180 201 E. Fifth Street, Suite 1900, Cincinnati, Ohio 45202, or at such other place as the Lender may designate in writing, the aggregate outstanding principal amount of loans (the "Loans") outstanding hereunder, as conclusively evidenced on the grid attached hereto as Schedule I (the “Grid”). Realbotix Corp., a Ontario corporation (the “Guarantor”) at is offices 40 Temperance St, Suite 3200, Toronto, ON M5H 0B4, hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment and performance of all obligations of the Borrower under this Note as set forth in Section 3 hereof and the Guaranty executed by Guarantor. Unless this Note is cancelled in accordance with Section 8, all unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable on the Maturity Date.

1. Use of Proceeds. The proceeds of the Loans shall be used by Borrower for general corporate and working capital purposes. The proceeds may not be used for distributions to members or repayment of affiliate or insider indebtedness.

2. Conclusiveness of Grid. The Loans represented by this Note are such that, prior to the Maturity Date, the Borrower may borrow, from time to time hereunder up to an aggregate amount not to exceed the sum of Five Million U.S. Dollars ($5,000,000.00) (the “Maximum Principal Amount”) to be funded from time to time upon written notice to the Lender (each amount borrowed, an “Advance” and each such funding date, a “Funding Date”), provided that the Funding Conditions shall have been satisfied. The Grid shall, in the absence of manifest error, constitute conclusive proof of the amounts and dates of all advances, outstanding principal amounts and repayment of principal in respect to the Loans.

3. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Lender the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower under this Note (collectively, the “Guaranteed Obligations”). This guaranty constitutes a guaranty of payment and performance and not of collection. The obligations of the Guarantor hereunder shall be primary, absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason. This guaranty shall remain in full force and effect until all Guaranteed Obligations have been indefeasibly paid and performed in full or are otherwise discharged in accordance with Section 8. The terms of the Guarantor’s liability for the Guaranteed Obligations shall be governed by the terms of the form of Guaranty annexed hereto as Exhibit A.

4.	Funding Conditions. The Advances shall be funded on the Funding Date, provided that the following conditions shall have been satisfied (or waived in writing by Lender):

a.	Borrower and Guarantor, as applicable, shall have duly executed and delivered the Note and this Note shall remain in full force and effect;

b.	The Share Exchange Agreement dated as of February 11, 2026 between Lender, Borrower, Guarantor and Simulacra Corporation, a Delaware corporation (the “Exchange Agreement”) shall remain in full force and effect and shall not have been terminated, amended, or modified in any manner without Lender’s prior written consent;

c.	Lender shall have received certified copies of resolutions duly adopted by Borrower and Guarantor authorizing the execution, delivery and performance of this Note and the transactions contemplated thereby and such resolutions shall remain in full force and effect and shall not have been terminated, modified, amended or superseded;

d.	Borrower shall have delivered to Lender a schedule of all existing indebtedness of Borrower which schedule shall include the amount of each indebtedness, the maturity date, description of periodic payments, if any, and the name of the lender or creditor and whether such indebtedness is secured by asses of the Borrower;

e.	Guarantor shall have duly executed the Guaranty in the form of Exhibit A annexed hereto; and

f.	No Event of Default (as defined below) shall have occurred and be continuing.

5.	Advances; Schedule I. Subject to the discretion of Lender to make any advance, and provided that no Event of Default exists or is continuing, and further provided that the Funding Conditions are satisfied, upon the written request of the Borrower, the Lender may fund each Advance to the Borrower on a Funding Date, with such Advance in the aggregate not to exceed the Maximum Principal Amount. Upon delivery of each Advance to the Borrower, the Lender is hereby authorized by Borrower to enter and record on Grid the amount of such Advance, the principal amount of such Loan and the Funding Date of such Advance without any further action on the part of Borrower or any endorser or guarantor of this Note. The entry of an Advance on the Grid shall be prima facie and presumptive evidence of the entered Loan and its conditions. The Lender’s failure to make an entry on the Grid, however, shall not limit or otherwise affect the obligations of the Lender to make the Advance or of the Borrower or any endorser or guarantor of this Note with respect to the Loan.

6.	Prepayment. The Borrower shall have the right, at any time and from time to time, to prepay all or any portion of the outstanding principal amount of this Note without notice and without premium, penalty, make-whole, or other prepayment charge. Any such prepayment shall reduce the outstanding principal balance of this Note by the amount so prepaid. Each prepayment of principal shall reduce the Closing Credit (as defined below) on a dollar-for-dollar basis; provided, however, that the Closing Credit shall in no event be less than Five Hundred Thousand Dollars ($500,000). For the avoidance of doubt, the fixed $500,000 portion of the Closing Credit contemplated by the Section 8 shall be credited to Net Cash (as defined in the Exchange Agreement) at the Closing (as defined below) irrespective of whether the outstanding principal amount of this Note has been reduced or prepaid in full prior to the Closing.

7.	Interest. Prior to the earlier of (a) the consummation of the transactions contemplated by the Exchange Agreement (the “Closing”) or (b) the termination of the Exchange Agreement prior to the Closing (the “Termination”), this Note shall not bear interest. Upon a Termination, interest shall accrue on the outstanding principal balance of this Note at a rate of twelve percent (12%) per annum commencing on the date of such termination and continuing until the outstanding principal amount of, and all accrued and unpaid interest due under, this Note is paid in full. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, no default interest, penalty interest, or other increased rate of interest shall apply under any circumstances.

8.	Treatment at the Closing. Notwithstanding anything to the contrary contained herein, upon the Closing, and effective simultaneously therewith, (a) this Note and all obligations, liabilities and indebtedness evidenced by or arising under this Note shall, automatically and without any further action by Lender, Borrower, Guarantor or any other Person (as defined in the Exchange Agreement), be irrevocably cancelled, discharged and satisfied in full, and neither the Borrower nor the Guarantor shall have any further liability with respect thereto; and (b) the Net Cash at Closing (as defined in the Exchange Agreement) shall be increased by an amount equal to Five Hundred Thousand Dollars ($500,000), plus the aggregate outstanding principal amount of this Note immediately prior to the Closing (the “Closing Credit”). For illustrative purposes only and without limiting the foregoing, if only the initial advance under this Note of $2,500,000 has been funded and no prepayment of principal has been made prior to the Closing, the Closing Credit shall equal $3,000,000; provided, that if this Note has been prepaid in full prior to the Closing, the Closing Credit shall equal $500,000.

9.	Negative Covenant. As long as any portion of this Note remains outstanding, unless the Lender shall have otherwise given prior written consent, the Borrower shall not, directly or indirectly enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless the net proceeds of such indebtedness are immediately used to repay the amounts due under this Note.

10.	Waiver. The Borrower hereby waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and assent to extensions of the time of payment or forbearance or other indulgence without notice. No delay or omission of the Lender in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. Acceptance by the Lender of any payment after demand shall not be deemed a waiver of such demand. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

11.	Events of Default. If any of the following events of default (each, an "Event of Default") shall occur and be continuing following any cure period:

a.	Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise and such breach continues for a period of five (5) business days written notice thereof to the Borrower from the Lender.

b.	Breach of Covenants. The Borrower breaches the negative covenant contained in this Note such breach continues for a period of thirty (30) days after written notice thereof to the Borrower from the Lender.

c.	Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given pursuant hereto or in connection herewith shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Lender with respect to this Note.

d.	Change of Control Transaction. The Company or Guarantor shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction), unless the net proceeds of such transaction are immediately used to pay all amounts due under the Note.

i.	“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Borrower, by contract or otherwise) of in excess of 50% of the voting securities of the Borrower, (b) the Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the Borrower or the successor entity of such transaction, (c) the Borrower sells or transfers all or substantially all of its assets to another Person, (d) a replacement at one time or within a one year period of more than one-half of the members of the board of directors of the Borrower as of the date of this Note (the “Board”), or (d) the execution by the Borrower of an agreement to which the Borrower is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

e.	Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or the Guarantor which has not been dismissed 60 days after its filing.

f.	Invalidity of Guarantee. The Guarantee ceases to be in full force and effect or is repudiated by the Guarantor.

g.	Remedies. UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 13, THE NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE AND THE BORROWER SHALL PAY TO THE LENDER, IN FULL SATISFACTION OF ITS OBLIGATIONS HEREUNDER, AN AMOUNT EQUAL TO THE PRINCIPAL AMOUNT THEN OUTSTANDING AND ANY ACCRUED INTEREST.

12.	Remedies. UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 11, THIS NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE.

13.	Security Interest. The obligations under this Note are unsecured.

14.	Representations and Warranties of Lender.

a.	Organization, Good Standing and Qualification. Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Lender has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Note and to perform its obligations hereunder. Lender is presently qualified to do business as a foreign entity in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Lender’s financial condition or business as now conducted.

b.	Authorization. All corporate action on the part of Lender and its directors, officers and stockholders necessary for the performance of all of Lender’s obligations thereunder, has been taken prior to the date hereof. This Note, as executed and delivered by Lender, constitutes valid and binding obligations of Lender, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally

15.	Representations and Warranties of Borrower.

a.	Organization, Good Standing and Qualification. The Borrower is a company duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has the requisite limited liability company power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Note and to perform its obligations hereunder. The Borrower is presently qualified to do business in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Borrower’s financial condition or business as now conducted.

b.	Authorization. All limited liability company action on the part of the Borrower and its directors, officers and stockholders necessary for the authorization, sale, issuance and delivery of this Note, and the performance of all of the Borrower’s obligations thereunder, has been taken prior to the date hereof. This Note, as executed and delivered by the Borrower, constitutes valid and binding obligations of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

c.	No Violations. The execution and delivery of this Note and the consummation and performance by the Borrower of its obligations contemplated hereby do not and will not (a) violate any provision of Borrower organizational or constitutional documentation; (b) violate any law or governmental order applicable to the Borrower or by which any of its properties or assets may be bound; or (c) constitute a default under any contract, instrument or agreement binding on the Borrower or its assets or constitute a default or termination event (however described) under any such contract, instrument or agreement.

16.	Miscellaneous.

a.	Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) five (5) days after deposited in the mail. The addresses for such communications shall be as set forth above or such other address as a Party may designate by providing notice of such change to the other Party.

b.	Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Lender. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

c.	Assignability. Neither this Note nor any rights hereunder are transferable without the prior written consent of the Borrower, which consent the Borrower shall not unreasonably withhold. Subject to the foregoing, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Borrower and the Lender.

d.	Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Lender hereof costs of collection, including reasonable attorneys' fees.

e.	Governing Law; Arbitration. This Note and all actions arising out of or in connection herewith or therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state, country or jurisdiction. Any dispute, claim, or controversy arising out of or relating to this Note, the other Loan Documents, or the breach, termination, enforcement, interpretation, or validity thereof, shall be resolved exclusively by final and binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The arbitration shall be conducted by a single arbitrator (mutually agreed upon by the Borrower and the Lender) in Wilmington, Delaware. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek temporary, preliminary, or permanent injunctive relief or other equitable remedies from the arbitrator, and any court having jurisdiction may grant provisional remedies in aid of arbitration and enforce any arbitral award. EACH PARTY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY OR TO LITIGATE ANY DISPUTE IN COURT, EXCEPT AS NECESSARY TO ENFORCE THIS ARBITRATION PROVISION OR AN ARBITRATION AWARD.

[signature page follows]

IN WITNESS WHEREOF, Borrower and Guarantor have caused this Note to be executed and delivered as of the day and year and at the place first above written.

BORROWER:

Realbotix, LLC

By:
Name:	Andrew Kiguel
Title:	Chief Executive Officer

GUARANTOR:

Realbotix Corp.

By:
Name:	Andrew Kiguel
Title:	Chief Executive Officer

LENDER:

Onconetix, Inc.

By:
Name:	David White
Title:	Chief Executive Officer

SCHEDULE I TO NOTE

Borrower: Realbotix, LLC

Lender: Onconetix, Inc.

Guarantor: Realbotix Corp.

Funding Date	Advance Amount	Principal Amount
9/11/26	$2,500,000.00	$2,500,000.00

Total:	$2,500,000.00	$2,500,000.00

Exhibit A

Form of Guaranty